Exhibit 99.1

Ramaco Resources, Inc. announces expansion of future production with agreement to acquire Maben Coal LLC and expansion of Elk Creek coal preparation plant

LEXINGTON, Ky., August 8, 2022 /PRNewswire/ – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) announced that it has entered into a Securities Purchase Agreement with Appleton Coal LLC to acquire 100% of the membership interests in Maben Coal LLC for an aggregate purchase price of $30 million (the “Acquisition”). The purchase price will consist of (i) $9 million to be paid in cash at closing and (ii) $21 million to be paid from the proceeds of a secured note payable to Investec Bank, PLC (the “Lender”) pursuant to a vendor loan facility between the Lender and the Company. The completion of the Acquisition remains subject to customary closing conditions, including obtaining certain consents and delivery of ancillary transaction documents. The Company anticipates that the closing will occur in August. The Acquisition is anticipated to be accretive to the Company over the next 12 months.

The coal reserves held by Maben Coal LLC consist of approximately 33 million tons of minable coal on over 28,000 leased acres located in Wyoming County and Raleigh County, West Virginia. The property contains various areas of high quality low vol met coal in the Pocahontas 3, Pocahontas 4, Sewell, and Pocahontas 6 (and all seams between the Sewell and Pocahontas 6) seams of coal.

The Company expects that the 1.5 million tons of coal contained in the Sewell seam will be immediately mined by the surface and high wall mining methods. The 31 million tons of coal contained in the Pocahontas 3 and the Pocahontas 4 seams may also be developed in the near future through deep mining.

The property has existing mining permits issued by the West Virginia Department of Environmental Protection which authorize both surface and highwall mining, as well and underground mining operations. The property also has issued permits covering an existing haul road, as well as an active refuse disposal area together with a preparation plant and unit train loadout, neither of which has yet been constructed.

The Sewell seam mine development will begin immediately after the closing. Initial production is expected in the fourth quarter of 2022 which is anticipated to yield 25,000 tons in 2022. This will increase to approximately 250,000 tons in 2023 and remain at that level through 2030. The Company estimates that if operating today, the Maben reserves would have cash mine costs in the $80 per ton range, plus trucking costs to our Knox Creek preparation plant.

Capital expenditures related to the Maben acquisition and development including equipment are expected to be approximately $15 million, with the majority of that investment in 2022.

The Company expects to determine in the future the timing for moving forward on the development of the deep mine reserves in the Pocahontas 3 and the Pocahontas 4 seams. Such future development would involve adding approximately 1 million tons per year at full production with construction of a new preparation plant and loadout mentioned above.

The Company also announced that it had recently approved the expansion of its Elk Creek preparation plant to 3.0 million tons of annual capacity from its current level of 2.1 million tons at the end of 2021. This expansion has already commenced and should be at its full run rate by mid 2023. This expansion will involve the expenditure of $5 million in 2022 and $4 million in 2023.

Randall Atkins, Ramaco’s Chairman and Chief Executive Officer remarked, “Today Ramaco has announced two meaningful steps which will potentially increase our production capacity by roughly an additional 2 million tons over the next few years, from levels at the end of last year.

The Maben acquisition fits well into Ramaco’s strategy of opportunistically acquiring advantaged reserves which we can develop at both low capital and operating costs. We intend to immediately begin high wall mining of roughly 250,000 tons of annual production in the Sewell seam later this year with the potential for further deep mining to follow. The Acquisition will pay for itself from this immediate production in less than two years. Ramaco will then analyze the option to develop the larger Pocahontas 3 and 4 seams, which could yield additional annual full production of roughly 1 million tons.

We have also approved to increase the production and processing capacity at our flagship Elk Creek mine complex to 3 million tons from its prior size of 2.1 million tons at the end of last year.

Together these two additions, along with the organic development of our other existing properties, provide that we can now guide to a future level of approximately 6.5 million tons of production over the next three years. This will in essence triple the level of production we had as of year-end 2021.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements as to future results of operations and financial position, revenue and other metrics planned products and services, business strategy and plans, objectives of management, market size and growth opportunities, competitive position and technological and market trends, are forward-looking statements. These forward-looking statements represent Ramaco’s expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the decline of demand for coal in export markets and underperformance of the railroads, the anticipated completion of the Acquisition and the timing thereof, the expected benefits of the Acquisition to the Company’s shareholders, and the anticipated benefits and impacts of the Acquisition. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco’s SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Contact: info@ramacocoal.com or 859-244-7455

SOURCE Ramaco Resources, Inc.

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